As filed with the Securities and Exchange Commission on September 18, 2013.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

C.H. ROBINSON WORLDWIDE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	41-1883630
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

14701 Charlson Road Eden Prairie, Minnesota	55347
(Address of Principal Executive Offices)	(Zip Code)

C.H. Robinson Worldwide, Inc. 2013 Equity Incentive Plan

(Full Title of the Plan)

Ben G. Campbell

Vice President, General Counsel and Secretary

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

(Name and Address of Agent for Service)

Telephone number, including area code, of agent for service: (952) 937-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated Filer	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, $.10 par value (4)	7,099,402	$59.28	$201,552,000	$27,491.70

(1)	As described in the Explanatory Note in this registration statement, the number of shares of common stock, par value $.10 per share (the “Common Stock”) registered hereby consists of (a) 3,400,000 shares being registered for the first time pursuant to the C.H. Robinson Worldwide, Inc. 2013 Equity Incentive Plan (the “2013 Plan”), plus (b) 3,679,431 shares (the “Previous Shares”) that were available for future awards under the C.H. Robinson Worldwide, Inc. 1997 Omnibus Stock Plan (as amended May 18, 2006) (the “1997 Plan”) as of May 9, 2013, the date of shareholder approval of the 2013 Plan, and that now may be issued under the 2013 Plan and (c) 19,971 shares that became available for new awards under the 2013 Plan as of July 31, 2013 due to outstanding awards under the 1997 Plan as of May 9, 2013 expiring, being forfeited or terminated, or settled in cash (the “Forfeited Shares” and together with the Previous Shares, the “Carryover Shares”). The Carryover Shares were previously registered on Form S-8 filed with the Securities and Exchange Commission on November 6, 2008 (Registration No. 333-155166). A post-effective amendment to that registration statement on Form S-8 to deregister the Carryover Shares is being filed contemporaneously with the filing of this registration statement. The shares listed above reflect all stock splits of the Company effective through the date of this filing.
(2)	This registration statement also will cover any additional shares of Common Stock that become issuable under the 2013 Plan by reason of the operation of the anti-dilution provisions of the employee benefit plan described in this registration statement.
(3)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 based on the average of the high and low sale prices per share of the Registrant’s Common Stock as quoted on the NASDAQ National Market on September 13, 2013. The Registrant is paying registration fees solely with respect to the 3,400,000 shares of Common Stock being newly registered hereby. The registration fee with respect to the Carryover Shares was paid in connection with the filing of the registration statement on Form S-8 described in footnote 1 above.
(4)	Includes corresponding rights to acquire C.H. Robinson Worldwide, Inc. preferred stock pursuant to the Amended and Restated Rights Agreement between the Company and Wells Fargo Bank, National Association.

C.H. ROBINSON WORLDWIDE, INC.

EXPLANATORY NOTE

The shareholders of C.H. Robinson Worldwide, Inc. (the “Company”) approved the Company’s 2013 Equity Incentive Plan (the “2013 Plan”) on May 9, 2013 (the “Approval Date”). Under the 2013 Plan, the following shares of common stock, par value $.10 per share (“Common Stock”) are available for issuance thereunder: (a) 3,400,000 shares (the “New Shares”), (b) 3,679,431 shares remaining available for future grants under the Company’s 1997 Omnibus Stock Plan (as amended May 18, 2006) (the “1997 Plan”) as of the Approval Date (the “Previous Shares”) and (c) 19,971 shares that became available for new awards under the 2013 Plan as of July 31, 2013 due to outstanding awards under the 1997 Plan as of the Approval Date expiring, being forfeited or terminated, or settled in cash (the “Forfeited Shares” and together with the Previous Shares, the “Carryover Shares”). In addition, the number of shares of Common Stock available for issuance under the 2013 Plan will be increased by the number of additional shares subject to awards (made under the 2013 Plan or that were outstanding under the 1997 Plan on the Approval Date) that expire, are forfeited, or are settled in cash. The Company’s authority to grant new awards under the 1997 Plan terminated upon shareholder approval of the 2013 Plan on the Approval Date.

The purpose of this registration statement is to register the New Shares and the Carryover Shares. Additional shares of Common Stock registered under the 1997 Plan may become available for future grants under the 2013 Plan if awards made under the 1997 Plan that were outstanding on the Approval Date (other than the Forfeited Shares) expire, are forfeited, or are settled in cash. Such shares may be registered for issuance under the 2013 Plan pursuant to subsequent registration statements.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed (File No. 000-23189) with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are, as of their respective dates, incorporated by reference in this registration statement:

(a) The Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2012 (which incorporates by reference certain portions of the Company’s definitive proxy statement for the Company’s 2013 Annual Meeting of Stockholders);

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules); and

(c) The description of the Company’s Common Stock contained in the registration statement on Form 8-A filed on October 9, 1997 (File No. 000-23189), and all amendments and reports filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules) that indicates that all shares of Common Stock offered have been sold, or that deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this registration statement from the date of filing of those documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”) or (iv) for any transaction from which the director derived any improper personal benefit.

The Certificate of Incorporation of the Company provides that to the full extent permitted by law the Company shall indemnify and advance expenses to any person who is or was a director or officer of the Company, and may, but shall not be obligated to, indemnify and advance expenses to any employee or agent of the Company, and shall or may, as applicable, indemnify any person serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, against liabilities which may be incurred by such person by reason of (or arising in part from) such capacity.

The Company’s Certificate of Incorporation provides that its directors are not personally liable for breaches of fiduciary duties to the fullest extent permitted by the Delaware General Corporation Law. These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	breach of a director’s duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	transaction from which the director derives an improper personal benefit

Section 145 of the DGCL authorizes the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit, or proceeding seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of actions by or in the right of the corporation, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and if such officer or director shall not have been adjudged liable to the corporation, unless, despite the adjudication of liability, a court otherwise determines. Indemnification also is authorized with respect to any criminal action or proceeding where, in addition to the above, the officer or director has no reasonable cause to believe his conduct was unlawful.

The above discussion of the Company’s Certificate of Incorporation, Bylaws and Section 145 of the DGCL is only a summary and is qualified in its entirety by the full text of each of the foregoing.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.1	Certificate of Incorporation of the Company (as amended on May 15, 2012 and incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed May 15, 2012)

4.2	Bylaws of the Company (Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed on August 15, 1997, Registration No. 333-33731)

4.3	Amended and Restated Rights Agreement between the Company and Wells Fargo Bank, National Association (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed September 10, 2007)

5.1	Opinion of Faegre Baker Daniels LLP, counsel for the Registrant

23.1	Consent of Faegre Baker Daniels LLP (contained in Exhibit 5.1 to this Registration Statement)

23.2	Consent of Independent Registered Public Accounting Firm (Deloitte & Touche LLP)

23.3	Consent of Independent Registered Public Accounting Firm (Grant Thornton LLP)

24.1	Powers of Attorney

99.1	C.H. Robinson Worldwide, Inc. 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on May 14, 2013)

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Eden Prairie, State of Minnesota on September 18, 2013.

C.H. ROBINSON WORLDWIDE, INC.

By	/s/ Ben G. Campbell
Ben G. Campbell
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below on September 18, 2013 by the following persons in the capacities indicated:

Name	Title

* John P. Wiehoff	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

* Chad M. Lindbloom	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Scott P. Anderson	Director

* Robert Ezrilov	Director

* Wayne M. Fortun	Director

* Mary J. Steele Guilfoile	Director

* Jodee Kozlak	Director

* David W. MacLennan	Director

* ReBecca Koenig Roloff	Director

* Brian P. Short	Director

* James B. Stake	Director

* By:	/s/ Ben G. Campbell
Ben G. Campbell
Attorney-in-fact

INDEX TO EXHIBITS

No.	Description	Manner of Filing

4.1	Certificate of Incorporation of the Company (as amended on May 15, 2012)	Incorporated by Reference

4.2	By-Laws of the Company	Incorporated by Reference

4.3	Amended and Restated Rights Agreement between the Company and Wells Fargo Bank, National Association	Incorporated by Reference

5.1	Opinion of Faegre Baker Daniels LLP, counsel for the Registrant	Filed Electronically

23.1	Consent of Faegre Baker Daniels LLP.	Contained in Exhibit 5.1 to this Registration Statement

23.2	Consent of Independent Registered Public Accounting Firm (Deloitte & Touche LLP).	Filed Electronically

23.3	Consent of Independent Registered Public Accounting Firm (Grant Thornton LLP)	Filed Electronically

24.1	Powers of Attorney.	Filed Electronically

99.1	C.H. Robinson Worldwide, Inc. 2013 Equity Incentive Plan	Incorporated by Reference